Filed Pursuant to Rules 164 and 433
Free Writing Prospectus dated June 4, 2009
Registration No. 333-150695

SKYSTAR

SKYSTAR BIO-PHARMACEUTICAL CO., LTD.

Safe Harbor Statement

Statements in this presentation may be "forward-looking statements" within the meaning of federal securities laws. The matters discussed herein that are forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized. Forward-looking statements involve risks and uncertainties that may cause actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition expressed or implied in any forward-looking statements. Such risks include, but are not limited to, competition in the veterinary biopharmaceutical industry, declines in demand for the Company's products, rising raw materials costs, changes to management or key personnel, risks associated with conducting business in China, the Company's ability to expand into markets outside of China and other risks detailed in the Company's filings with the Securities and Exchange Commission. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous potential risks and uncertainties. Forward-looking statements made during this presentation speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this presentation.

Because forward-looking statements are subject to risks and uncertainties, we caution you not to place undue reliance on any forward-looking statements. All written or oral forward-looking statements by the Company or persons acting on its behalf are qualified by these cautionary statements.

Skystar Bio-Pharmaceutical Company filed a Registration Statement on Form S-1A on June 2, 2008 (registration number 333-150695), which includes a Prospectus, with the U.S. Securities and Exchange Commission (SEC) for a public offering of its shares of Common Stock. Before you invest in the issuer's common shares, you should read such Prospectus in its entirety, including the risk described in the Prospectus related to investing in the issuer's securities, and other documents the issuer has filed with the SEC for more complete information about the issuer and an investment in its common shares. You may get these documents for free by searching the SEC online database (EDGAR) at http://www.sec.gov. Alternatively, you may obtain a copy of the Prospectus from Rodman & Renshaw, LLC, the lead underwriter of the offering, by calling 212-430-1709.

SKYSTAR BIO-PHARMACEUTICAL CO., LTD.

Offering Summary

Skystar Bio-Pharmaceutical	Veterinary Bio-Pharmaceutical Medicine Company in Xian, China
Stock Symbol	Approved for listing on the NASDAQ Capital Market under the symbol "SKBI" pending final pricing of the Offering Currently SKBO on the OTC Bulletin Board
Offering Amount	$8 - $10 million
Securities Offered	1,000,000 Shares
Shares OS post offering	2,869,297 Shares
Legal Counsel	Richardson & Patel
Auditor	Moore Stephens
Anticipated Timing	Pricing June 2009

China-based producer and distributor of veterinary medicines, vaccines, microorganisms and feed additives

- Good Manufacturing Practice (GMP) compliant production facilities and processes
- Headquartered in Xi'an, Shaanxi Province, China
- 216 employees



China-based producer and distributor of veterinary medicines, vaccines, microorganisms and feed additives

- Over 170 products in portfolio
- Over 40 products under development
- Strategic sales and distribution network of more than 1,140 agents and 413 direct customers
- Covering 29 provinces

Investment Highlights

- Competing in a young and fragmented industry where demand already exceeds supply
- Expanded production capacity by 200% in 2007 and proceeds from this offering will be used to more than double our capacity
- CAGR of 84.39%, 84.36% and 131.85% for revenues, gross margins and adjusted net income respectively from 2003 - 2008
- Extensive product lines covering all key segments of the animal farming industry

Consolidation of family owned/operated farms and improved technology are driving demand and growth in the veterinary industry

- China is the largest producer of poultry and livestock in the world*
- Disease prevention, vaccines and veterinary medicine was a $7B industry in 2005 and has been growing at 15% a year since 2002
- Industry evolving from single farmer to large-scale meat processing plants

**USDA – Economic Research Services - 2006*

Consolidation of family owned/operated farms and improved technology are driving demand and growth in the veterinary industry

- Government supports rapid development of modernization
- Good Manufacturing Plant certification required by PRC gov't for all veterinary pharmaceutical and vaccine manufacturers
- Higher living standards spur demand for animal-based food sources
- Growing pet ownership

**USDA – Economic Research Services - 2006*

SKYSTAR BIO-PHARMACEUTICAL CO., LTD.

Product Segments

Product	Revenue		Gross Margin	
Year ended 12/31/08	as a Percentage of Total			
Veterinary Medications	$17,535,757	68%	$ 7,146,031	56%
Micro-organism	$ 5,868,623	23%	$ 4,087,025	32%
Feed Additives	$ 1,189,108	5%	$ 663,455	5%
Veterinary Vaccines	$ 990,958	4%	$ 879,039	7%
Total	$25,584,446	100%	$12,775,550	100%

Veterinary medications - 140 products

- Approved for 34 additional drugs in 2008 and expect approval for 40 additional drugs in 2009

Micro-organism – 13 products

- In house production of microbial strains significantly reduced production costs in 2008
- Construction of new production facility in progress, anticipate completion and production in fourth quarter 2009.
- 48.7% capacity increase

Feed additives – 10 products

- Increase yield and improve health of livestock

Veterinary vaccines – 10 products (active and inactive)

- Construction of new production facility in progress, anticipate completion and production by late 2009
- 2,300% capacity increase

SKYSTAR BIO-PHARMACEUTICAL CO., LTD.

Chinese Ministry of Agriculture Approved Veterinary Drugs

Veterinary Drug Products

Sulfaquinoxaline Sodium Soluble Powder (5%)
Fenbendazole Powder
Sulfachloropyrazin Sodium Soluble Powder
Huoxiang Zhengqi San
Cuiqing San
Longdan Xiegan San
Maxing Shigan San
Qumai San
Shengru San
Xiaoshi Pingwei San
Xiaochaihu San
Yinqiao San
Ciprofloxacin Hydrochloride Injection
Pefloxacin Mesylate Granules
Praziquantel Tablets
Compound Sulfamethoxazole Tablets
Ofloxacin Tablets
Amoxicillin Soluble Powder
Avermectin Powder
Diclazuril Premix (0.2%)
Diclazuril Premix (5%)
Florfenicol Powder
Compound Amoxicillin Powder
Thiamphenicol Powder
Erythromycin Thiocyanate Soluble Powder
Apramycin Sulfate Soluble Powder
Neomycin Sulfate Soluble Powder
Colistin Sulfate Soluble Powder

Salinomycin Sodium Premix
Ciprofloxacin Hydrochloride Soluble Powder
Spectinomycin Hydrochloride and Lincomycin Hydrochloride Soluble Powder
Ofloxacin Soluble Powder
Baitouweng San
Baotai Wuyou San
Chulijing
Danjibao
Feizhucai
Fuzheng Jiedu San
Gongying San
Houyanjing San
Huanglian Jiedu San
Jianji San
Jianwei San
Jingfang Baidu San
Mubin Xiaohuang San
Qingfei Zhike San
Qingshu San
Qingwen Baidu San
Quchong San
Tongru San
Xiaoji San
Yimu Shenghua San
Yujin San
Zhili San
Compound Sulfamethoxydiazine Sodium Injection
Lomefloxacin Hydrochloride Soluble Powder

Danofloxacin Mesylate Injection
Sulfathiazole Sodium Injection
Buzhong Yiqi San
Fangji San
Shenling Baishu San
Qibu San
Sulfaquinoxaline Sodium Soluble Powder (10%)
Metamizole Sodium Injection
Antondine Injection
Dexamethasone Sodium Phosphate Injection
Enrofloxacin Injection
Compound Vitamin B Injection
Sulfamonomethoxine Sodium Injection
Sulfadiazine Sodium Injection
Kanamycin Sulfate Injection
Gentamycin Sulfate Injection
Gentamycin Micronomicin Sulfate Injection (10 ml:100,000 parts)
Gentamycin Micronomicin Sulfate Injection (10ml: 200,000 parts)
Mequindox Injection (10ml:0.5g)
Mequindox Injection (10ml:0.2g)
Vitamin C Injection
Vitamin B_1 Injection
Lincomycin Hydrochloride Injection (10ml:0.3g)
Lincomycin Hydrochloride Injection (10ml:1.5g)
Danofloxacin Mesylate Powder
Ofloxacin Injection
Norfloxacin Nicotinate Injection

Xi'an R&D Facilities

- Over 25 researchers who are responsible for developing new medicines and vaccines in response to epidemics, pandemics and diseases
- Two Labs (Veterinary Medicine Lab and Microorganism Lab)
- One Quality Inspection Center

Shanghai R&D Facilities

- 5 researchers from the Chinese Academy of Agricultural Sciences
- Responsible for evaluating and implementing manufacturing and medical technology from around China and around the world
- Responsible for evaluating and implementing short-term and long-term planning for future medications and vaccines

Launched several products targeting porcine reproductive and respiratory syndrome (PRRS), aka Blue Ear Disease

- April, 2007: launched Chinese Goldthread (Huanglian) Detoxification Powder ("CGDP")
- July, 2007: launched First Aid Kit for Swine High Fever Syndrome
- Cures complications caused by blue ear disease
- Sold over 22,900 kits to date

Skystar's Competitive Advantages

- Largest competitors are State Owned Enterprises ("SOE")
- Majority of 1,400 competitors with GMP certification (both SOE and non-SOE) only offer 1-2 product lines
- High barriers of entry for international competitors

Skystar's Competitive Advantages

- Nationally recognized branding
- Distribution network covering 29 provinces in China
- Established over 350 franchise stores in 2007-2008
- Only U.S. listed veterinary supply company in China



Weibing Lu
Chairman and CEO

- Founded Xian Tianxing Bio-Pharmaceutical Co., Ltd. (our operating company in China) in 1997
- BS from Wuhan University in 1985 and MBA from Xi'an Jiaotong University in 1999
- Awarded Outstanding Entrepreneur of Xi'an Feed Industry in 2002
- Appointed as a Director of Xi'an Institute of Feed Industry



Wei Wen
Director and Vice General Manager

- Secretary of the Board and Vice GM since founding of the Company
- Graduated from Xi'an University of Science and Industry in 1986
- Manager and Vice GM at the Sales Department of two companies before joining Skystar



Bennet P. Tchaikovsky, CPA, Esq.
Chief Financial Officer

- Former CFO of Innovative Card Technologies, Inc. (OTCBB: INVC)
- Director of Ever-Glory International Group (NYSE AMEX: EVK)
- Director of Sino Clean Energy Inc. (OTCBB: SCLX.OB)
- Graduate of Southwestern University School of Law
- Licensed as a CPA in California

Skystar Bio-Pharmaceutical Co., Ltd.

Management Team



Erna Gao

VP Finance & Administration

- **Served as our Chief Financial Officer from March 2004 through May 2008**
- **Former Chief Accountant at Dongda Petroleum Company**
- **Graduated from Xi'an TB University with a degree in Accounting**

SKYSTAR BIO-PHARMACEUTICAL CO., LTD.

Financial Performance

Revenues	Gross Margin	Adjusted Net Income



$30.00
$20.00
$10.00
$0.00
$1.20
$4.00
$15.10
2003
2004
2007
Revenue ($MM)



$14.00
$12.00
$10.00
$4.00
$2.00
$0.00
60.0%
40.0%
30.0%
20.0%
10.0%
0.0%
$0.60
$1.80
$3.00
$4.40
$12.78
2003
2004
2005
2007
Gross Margin ($MM)
Gross Margin (%)



$7.00
$5.00
$4.00
$3.00
$2.00
$1.00
30.0%
25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
$0.10
$1.11
$1.47
$2.38
$4.20
$6.70
2004
2005
2007
2008
Net Income ($MM)
Profit Margin

SKYSTAR BIO-PHARMACEUTICAL CO., LTD.

Financial Performance

Annual Revenue Growth



$30.00
$25.00
$20.00
$15.00
$10.00
$5.00
$0.00
CAGR 84.39%
$1.20
$4.00
$6.00
$9.80
$15.10
$25.58
2003
2004
2005
2006
2007
2008
Revenue ($MM)

First Quarter Revenue Growth


$5.00
$4.00
$3.00
$2.00
$1.00
$0.00
CAGR 66.38%
$1.38
$2.69
$3.82
2007
2008
2009
Revenue ($MM)

SKYSTAR BIO-PHARMACEUTICAL CO., LTD.

Financial Performance

Annual Gross Margin Expansion and Growth



$14.00
$12.00
$10.00
$8.00
$6.00
$4.00
$2.00
$0.00
60.0%
50.0%
40.0%
30.0%
20.0%
10.0%
0.0%
46.6%
46.1%
49.7%
44.7%
55.4%
49.9%
CAGR 84.36
$0.60
$1.80
$3.00
$4.40
$8.34
$12.78
2003
2004
2005
2006
2007
2008
Gross Margin ($MM)
Gross Margin (%)

SKYSTAR BIO-PHARMACEUTICAL CO., LTD.

Financial Performance

First Quarter Gross Margin Expansion and Growth



$3.00
$2.50
$2.00
$1.50
$1.00
$0.50
$0.00
60.0%
50.0%
40.0%
30.0%
20.0%
10.0%
0.0%
49.0%
51.7%
49.1%
CAGR 67.51%
$0.67
$1.39
$1.88
2007
2008
2009
Gross Margin ($MM)
Gross Margin (%)

SKYSTAR BIO-PHARMACEUTICAL CO., LTD.

Financial Performance

Adjusted Net Income Growth



$7.00
$6.00
$5.00
$4.00
$3.00
$2.00
$1.00
$0.00
30.0%
25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
$0.10
$1.11
$1.47
$2.38
$4.20
$6.70
8.8%
27.9%
24.7%
24.3%
27.9%
26.2%
CAGR 131.85%
2003
2004
2005
2006
2007
2008
Net Income ($MM)
Profit Margin

Financial Performance

	12 Months Ended 12/31/08		
	Revenues	Gross Margin	GM %
Veterinary Medications	$17,535,757	$7,146,031	41%
Micro-organism	5,868,623	4,087,025	70%
Feed Additives	1,189,108	663,455	56%
Vaccines	990,958	879,039	89%
Total	$25,584,446	$12,775,550	50%

Impact of significant non-recurring items on Net Income

	12 Months Ended	
	December 31, 2008	December 31, 2007
Net income (loss)	$5,596,183	($1,956,976)
Non-recurring non-cash charges:		
Amortization of deferred financing	101,815	879,212
Amortization of discount on debentures	680,446	3,716,243
Amort of deferred compensation	62,758	643,119
Inducement costs for debentures converted	257,775	634,450
Inducement costs for warrants exercised	-	279,547
Income net of non-recurring non-cash items	$6,698,977	$4,195,595

Use of Proceeds

Construction of New Facilities:	
Vaccine	$2.5 million
Micro-organism & Feed Add'v	$1.5 million
Research and Development	$1.5 million
Marketing	$0.7 million
Working Capital	$2.1 million
Fees & Expenses	$0.7 million
Total	**$9.0 million**

Vaccine & Micro-Organism Facilities- $4.0M

- Vaccine Facility- $2.5M
  - Increase production capacity by 2,300% (250M units to 6,000M units)
  - $3.57M invested to date
  - Completion expected late 2009

- Feed Additive & Micro-Organism Facility- $1.5M
  - Increase capacity of Feed Additive & Micro-Organism Production by 48.7% (8,200 metric tons to 12,200 metric tons)
  - Completion expected late 2009

Marketing $0.7M

- Enhance Customer Service
  - Customers receive pre- & post-purchase product consulting
  - Provide on-site visits to provide product-use demonstrations
  - Continuously collect and analyze customer feedback

Marketing $0.7M

- Sales and Marketing Promotional Activities
  - Trade Show participation
  - Cooperative promotional activities with distributors
  - Advertising in provincial newspapers, magazines, and other media

Investment Highlights

- Skystar is competing in a market that already has more demand than supply
- Skystar has an extensive and growing portfolio of high margin products
- Skystar has a proven track record of growing revenue and increasing income
- Skystar has an experienced management team
- Attractive Valuation